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Exhibit 5.3
September 16, 2010
Great Wolf Resorts, Inc.
122 West Washington Ave.
Madison, WI 53703

Re:	The exchange offer by GWR Operating Partnership, L.L.L.P., a Delaware limited liability limited partnership, and Great Wolf Finance Corp., a Delaware corporation (collectively, the “Issuers”), for $230,000,000 principal amount of 10.875% First Mortgage Notes due 2017 (the “Notes”) pursuant to that Indenture, dated as of April 7, 2010 (the “Indenture”), among the Issuers, the guarantors party thereto and U.S. Bank National Association, as Trustee (in such capacity, the “Indenture Trustee”)
Ladies and Gentlemen:
          We have acted as special Texas counsel to Great Wolf Lodge of Grapevine, LLC, a Delaware limited liability company (“Trustor”), and Grapevine Beverage, Inc., a Texas corporation (the “Grapevine Beverage”; and together with the Trustor, the “Credit Parties”) in connection with the issuance of the Notes. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in that certain Purchase Agreement (the “Purchase Agreement”) dated as of March 30, 2010, among the Issuers, the Initial Purchasers named on Schedule 1 thereof (the “Initial Purchasers”), the guarantors signatory thereto (the “Initial Guarantors”) and those additional guarantors (the “Additional Guarantors” and together with the Initial Guarantors, the “Guarantors”) which are joined to the Purchase Agreement by a joinder agreement dated as of April 7, 2010 (the “Joinder Agreement”) among the Additional Guarantors, the Initial Guarantors, the Issuers and the Initial Purchasers. This opinion is being furnished at the request of the Issuers as contemplated by the Indenture.

Great Wolf Resorts, Inc.
September 16, 2010

          In our examination of the documents referred to below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently verify, we have, without independent investigation, relied upon certificates, statements and representations of Grapevine Beverage and its officers and other representatives, and of public officials, including the facts set forth in the Officer’s Certificate referred to below.
I. SCOPE OF REVIEW
          In rendering the opinions set forth herein, we have examined and relied on originals or copies of solely the following:
(a)	the Indenture;

(b)	the Notation of Guarantee by Grapevine Beverage, to be executed in favor of the Holders (the “Notation of Guarantee”);

(c)	a certificate of the Secretary of State of Texas, certifying as to the certificate of incorporation of Grapevine Beverage (the “Charter”) and the continued existence of Grapevine Beverage;

(d)	a certificate of the Texas Comptroller of Public Accounts, dated a recent date, attesting to the good standing of Grapevine Beverage in the State of Texas; and

(e)	a certificate of J. Michael Schroeder certifying as to (i) the Charter, (ii) the by-laws of Grapevine Beverage (collectively, together with the Charter, the “Organizational Documents”), (iii) resolutions adopted by the Board of Directors of Grapevine Beverage, and (iv) the incumbency and specimen signatures of certain officers.
The documents referred to in clauses (a) and (b) above are herein collectively called the “Subject Documents.”
          In rendering the opinions set forth herein, we have, with your consent, relied only upon the examination of the documents described above and have made no independent verification or investigation of the factual matters set forth therein. We did not participate in the negotiation or preparation of the documents and except as set forth herein have not advised the Credit Parties with respect to such documents or transactions contemplated therein.

Great Wolf Resorts, Inc.
September 16, 2010

          For purposes hereof, the following terms have the following meaning: (i) “Applicable Laws” means those laws, rules and regulations of the State of Texas, it being understood that the term Applicable Laws does not include any laws of the type mentioned in Parts IIIA(2) or IIIA(3) hereof, or any law, rule, regulation, ordinance, administrative decision or order of any municipality, county or similar political subdivision or any agency or instrumentality thereof; (ii) “Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of Texas; and (iii) “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority.
          We are admitted to the Bar in the State of Texas. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas. In this respect we call to your attention that certain of the Subject Documents are governed by the laws of jurisdictions other than those described above and we express no opinion as to the effect of any such other laws on the opinions expressed herein.
          Our opinions are also subject to the following assumptions and qualifications:
II. ASSUMPTIONS
          A. We have assumed, with your permission, that:
          (1) each party to the Subject Documents (other than Grapevine Beverage) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated or organized, and has and will have the full power, authority and legal right to execute, deliver and perform its respective obligations under the Subject Documents;
          (2) each of the Subject Documents has been duly authorized, executed and delivered by the parties thereto (other than Grapevine Beverage), and constitutes the legal, valid and binding obligation of each party thereto, enforceable against such parties in accordance with its terms;
          (3) the execution, delivery and performance by each Credit Party of any of its obligations under the Subject Documents to which it is a party does not and will not conflict with, contravene, violate or constitute a default under (A) any lease, indenture, instrument or other agreement to which such Credit Party or its property is subject, (B) any rule, law or regulation to which such Credit Party is subject (other than the Applicable Laws as to which we express our opinion in paragraph 5 herein), or (C) any judicial or administrative order or decree of any governmental authority; and
          (4) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than the Governmental Approvals as to which we express our opinion in paragraph 6 herein) is required to authorize or is required in

Great Wolf Resorts, Inc.
September 16, 2010

connection with the execution, delivery or performance by any Credit Party of any Subject Document to which it is a party or the transactions contemplated thereby.
III. QUALIFICATIONS
          A. We express no opinion as to:
          (1) the effect on the opinions herein stated of (a) the compliance or non-compliance of any party to the Subject Documents (other than Grapevine Beverage) with any federal, state, or other laws or regulations applicable to them, or, (b) the legal or regulatory status or the nature of the business of such parties;
          (2) compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (a) federal laws, (b) state environmental law, (c) federal or state antitrust law, (d) federal or state taxation law, (e) federal or state worker health or safety law, (f) state patent, trademark or copyright statute, rule or regulation, (g) statutory or other requirement relating to the disposition of hazardous waste or environmental protection, (h) state receivership or conservatorship law, (i) securities registration or antifraud provisions under any state securities law, (j) state labor or employment law, (k) state employee benefits or pension law, (l) zoning, health, safety, building, environmental, permitting, land use or subdivision law, ordinance, code, rule or regulation, (m) labor, pension and employee benefit law, rule or regulation, or (n) any law regarding usury; or
          (3) compliance with any law, the violation of which would not have a material adverse effect on the ability of the Credit Parties to perform their obligations under the Subject Documents.
We understand that you are separately receiving opinions with respect to certain of the foregoing matters from other counsel.
          B. Our opinions are subject to the effect of:
          (1) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and
          (2) general principles of equity (regardless of whether enforcement is sought in equity or at law), including, without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing and by limitations on the availability of specific performance, injunction relief or other equitable remedies.
          C. We express no opinion as to the enforceability of the Notation of Guarantee or the underlying Guarantee by Grapevine Beverage.

Great Wolf Resorts, Inc.
September 16, 2010

IV. OPINIONS
     Based upon the foregoing and subject to the assumptions, limitations, qualifications, exceptions and other limitations set forth herein, we are of the opinion that:
     1. Grapevine Beverage is validly existing and in good standing under the laws of the State of Texas.
     2. Grapevine Beverage has the corporate power to execute, deliver and perform all of its obligations under the Notation of Guarantee. The execution and delivery of the Notation of Guarantee and the consummation by Grapevine Beverage of the transactions contemplated thereby have been duly authorized by requisite corporate action on the part of Grapevine Beverage.
     3. The execution and delivery by Grapevine Beverage of the Notation of Guarantee and performance by Grapevine Beverage of its obligations under the Notation of Guarantee does not conflict with the Organizational Documents of Grapevine Beverage.
     4. The execution and delivery by Grapevine Beverage of the Notation of Guarantee and performance by Grapevine Beverage of their obligations under the Notation of Guarantee does not violate any provision of any Applicable Law.
     5. No Government Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize or is required in connection with the execution, delivery or performance of the Notation of Guarantee by Grapevine Beverage except as may be required to be made or obtained by you as a result of your involvement in the transactions contemplated by the Notation of Guarantee.
* * *
     This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Great Wolf Resorts, Inc.
September 16, 2010

     This opinion is rendered only to you and your permitted transferees with respect to the Notes, and is solely for your and their benefit. This opinion may not be relied upon by any other person or entity or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose, in each case without our prior written consent.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to a registration statement filed by the Issuers in connection with an exchange offer under the Indenture (the “Registration Statement”). We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities and Exchange Act or the rules and regulations of the Commission. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) solely for the purposes of Paul, Weiss’ opinion letter to Great Wolf Resorts, Inc., dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ McDermott Will & Emery LLP
McDermott Will & Emery LLP